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                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

      Filed by the Registrant  [X]
      Filed by a Party other than the Registrant  [ ]

      Check the appropriate box:

      [ ]   Preliminary Proxy Statement
      [ ]   Definitive Proxy Statement
      [X]   Definitive Additional Materials
      [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

      [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                         Hyperion Solutions Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

      [X]   No fee required.

      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
            0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

      [ ]   Fee paid previously with preliminary materials.

      [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:
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October 29, 2002


Mr. Stephen Sears
Research Director
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, Maryland  20850-4045

Dear Mr. Sears:

      Hyperion Solutions Corporation (the "Company") has made a proposal to its stockholders to amend the terms of its 1995 Stock Option/Stock Issuance Plan (the "Plan"), as set forth in the Proxy Statement mailed to Company stockholders on October 11, 2002 (the "Proxy Statement").

      We understand that your analysis of the Plan amendments as proposed in the Proxy has led you to recommend to your clients that they Oppose the proposal. We further understand that ISS would be willing to change its recommendation to Support the Proposal, if Hyperion makes certain changes in the proposed amendment and also incorporates them into the Plan

      The Company agrees that, in order to gain a Support recommendation from ISS, and subject to your issuance of such recommendation, the Company will do the following with respect to the Plan, notwithstanding the terms of the proposals set forth in the Proxy:

      1. cap the maximum term on all future option grants from the Plan (both the new shares proposed for addition and those already available for grant) to six years;

      2.    reduce the proposed new share authorization to 1.2 million shares;

      3. reduce the cap on the maximum number of restricted stock awards that can be made under the Plan to 250,000 shares; and

      4.    adopt the following new minimum vesting requirements:

            a) establish a minimum one year vesting requirement on all future options grants and restricted stock awards;

            b) establish a minimum two year vesting requirement with respect to 400,000 of the shares reserved for future options grants; and

            c) establish a minimum three year vesting requirement with respect to 400,000 of the shares reserved for future options grants.


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      We intend to reflect these changes in an amendment to the Plan, which we will complete promptly after receipt of approval of the proposed revisions to the Plan, which we anticipate will occur at the Company's annual meeting of stockholders, scheduled for November 13, 2002.

      We trust that this letter suffices for ISS' purposes and ask that you promptly notify all clients/parties who received the initial ISS Proxy Analysis Report on Hyperion that your recommendation has changed. Please also arrange for an appropriate change in vote for those ISS clients who have given ISS authority to vote on their behalf with respect to Hyperion's proxy agenda.

      Should you have any further questions in this matter, please contact William M. Poudrier (212-850-8160 e-mail: wpoudrier@millertabak.com.), who is acting on Hyperion's behalf in this matter. Please also furnish Mr. Poudrier with an electronic copy of ISS' revised proxy analysis report for Hyperion. Thank you for giving this matter your prompt attention.

                                         Very truly yours,

                                         /s/ Jeffrey R. Rodek

                                         Jeffrey R. Rodek
                                         Chairman and Chief Executive Officer


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